EXHIBIT 1

MEMBERS OF FILING GROUP

V. Prem Watsa
1109519 Ontario Limited
The Sixty Two Investment Company Limited
810679 Ontario Limited
Fairfax Financial Holdings Limited
Odyssey Reinsurance Company
United States Fire Insurance Company
TIG Insurance Company